Exhibit 99.1

Gladstone Land Announces Retirement of Chief Operating Officer Terry Lee Brubaker

McLean, VA, November 15, 2024 — Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) announced that Terry Lee Brubaker will be retiring as Chief Operating Officer of the Company effective December 2, 2024. Mr. Brubaker is also retiring as director and executive officer of Gladstone Management Corporation, the Company’s investment adviser, and as a member of the board of managers and an executive officer of Gladstone Administration, LLC, the Company’s administrator, also effective December 2, 2024. Following Mr. Brubaker’s departure, Michael LiCalsi, the Company’s General Counsel and Secretary, who also serves as Gladstone Administration’s President, General Counsel and Secretary, will assume certain additional operational responsibilities while Gladstone Management will conduct a national search for a Chief Investment Officer to fill Mr. Brubaker’s investment committee responsibilities.

President and Chief Executive Officer, David Gladstone, stated, “Terry has been an integral part of the Gladstone family since inception. His tenure at Gladstone has been marked by remarkable growth and steadfast dedication. Terry’s commitment to our funds and our shareholders will be missed.”

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. The Company currently owns 168 farms, comprised of approximately 112,000 acres in 15 different states and nearly 54,000 acre-feet of water assets in California, valued at a total of approximately $1.5 billion. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. Gladstone Land pays monthly distributions to its stockholders and has paid 141 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 35 times over the prior 39 quarters, and the current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;

•	Mid-Atlantic and Midwest U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or

•	Southeastern U.S. – Brett Smith at (703) 287-5837 or Brett.S@GladstoneLand.com.

Lenders who are interested in providing Gladstone Land with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, (703) 287-5893